Exhibit 99.1

Whole Earth Brands Reports Third Quarter 2022 Results

Reported revenue growth of 4.9%; constant currency revenue growth of 8.1%, supported by strong performance across both segments

On track to deliver approximately $40 million of pricing and cost savings to offset inflationary and currency pressures

Full year guidance updated for sales momentum and currency impact

Chicago, Illinois – November 9, 2022 – Whole Earth Brands, Inc. (the “Company” or “we” or “our”) (Nasdaq: FREE), a global food company enabling healthier lifestyles through premium plant-based sweeteners, flavor enhancers and other foods, today announced its financial results for its third quarter ended September 30, 2022.

Third Quarter Highlights

•	Reported consolidated revenue growth of 4.9%. Constant currency consolidated revenue grew 8.1%, driven by a 7.2% increase in price and a 0.9% increase in volume

•	Branded CPG constant currency revenue growth of 5.9% compared to 2021, driven primarily by strong pricing growth

•	Flavors & Ingredients constant currency revenue growth of 16.9% compared to 2021, driven by a combination of strong volume growth and increased pricing

•	Continued to take price as needed in response to inflationary pressures to mitigate gross margin impact

•	Operating income of $6.8 million and adjusted EBITDA of $21.5 million

	Third Quarter Net Product Revenues Growth Overview
	Reported	Foreign Currency Exchange	Constant Currency
Branded CPG	2.6%	(3.2)%	5.9%
Flavors & Ingredients	13.9%	(3.0)%	16.9%
Total	4.9%	(3.2)%	8.1%

Albert Manzone, Chief Executive Officer, commented, “Our diversified business generated another quarter of consistent growth in the third quarter – consolidated constant currency revenue growth was more than 8% and adjusted EBITDA was in-line with our expectations. At the segment level, our Branded CPG business grew revenue by almost 6% on a constant currency basis and our improved production levels helped advance new distribution opportunities with leading, global retail partners. Our Branded CPG portfolio is well-positioned in the current environment, with a diverse assortment of strong brands and products that are performing especially well across our unmeasured channels such as club, foodservice, private label, ingredients, and e-commerce. Our sales in these channels grew 7% in the third quarter and represent approximately 80% of our North America revenue mix. Further, our Flavors & Ingredients segment continued to exhibit strength during the third quarter with 17% growth on a constant currency basis, which builds on the strong momentum we experienced through the first half of the year as it offers natural, non-GMO only solutions in high demand across our end-markets in food & beverage, healthcare, cosmetics, and industrial companies.”

Mr. Manzone continued, “Following the stabilization of our North American supply and the improvement in customer service that followed, we will continue to streamline our North American supply chain network. This will allow us to improve costs and drive positive free cash flow in 2023 while continuing to deliver sustainable supply for our customers and allow our teams to focus on our core competencies – driving growth through innovation, brand building, and distribution.

Irwin D. Simon, Executive Chairman, stated, “We are pleased with the strength of our brands in the face of a very challenging environment, as demonstrated by the broad-based net revenue growth across both our businesses and in our developed and emerging markets during the third quarter. This net revenue momentum along with our effective execution of pricing and solid volume performance are enabling us to raise the lower end, and narrow, our full year net revenue outlook. In a fast-changing macro environment, we continue to evolve our business model to remain competitive. As we look forward to 2023, with our brand portfolio combined with our slate of innovation, we believe we have the tools in place to open up new distribution opportunities, generate continued growth and drive higher cash flow generation.”

THIRD QUARTER 2022 RESULTS

•	Consolidated product revenues were $135.3 million, an increase of 4.9% on a reported basis and 8.1% on a constant currency basis, as compared to the prior year third quarter. The increase was driven by a combination of increased volume and pricing actions. A stronger US dollar reduced reported consolidated product revenues by approximately $4.1 million, or 3.2%, versus the prior year quarter.

•	Reported gross profit was $35.0 million, compared to $43.0 million in the prior year third quarter. The decrease was largely driven by cost inflation and costs associated with the supply chain reinvention project, as well as the prior year included $2.6 million of favorable non-cash purchase accounting adjustments related to inventory revaluations that did not re-occur, partially offset by pricing actions. Adjusted gross profit was $41.7 million, compared to $43.4 million in the prior year third quarter.

•	Reported gross profit margin was 25.9% in the third quarter of 2022, compared to 33.4% in the prior year period. Adjusted gross profit margin was 30.8%, compared to 33.6% in the prior year third quarter. The decrease in adjusted gross profit margin is primarily the result of price increases being offset by cost inflation.

•	Consolidated operating income was $6.8 million compared to operating income of $13.5 million in the prior year third quarter and consolidated net loss was $2.5 million in the third quarter of 2022 compared to net income of $8.8 million in the prior year period.

•	Consolidated Adjusted EBITDA was $21.5 million compared to $22.1 million in the prior year quarter representing a decline of 2.7%. The decrease was primarily due to an unfavorable foreign currency impact of $1.3 million due to the strengthening US dollar. Excluding the foreign currency impact, Consolidated Adjusted EBITDA increased 3.3%.

SEGMENT RESULTS

Branded CPG Segment

Branded CPG segment product revenues increased $2.7 million, or 2.6%, to $105.4 million for the third quarter of 2022, compared to $102.7 million for the same period in the prior year, primarily due to higher pricing, partially offset by the impact of unfavorable foreign currency exchange rates. On a constant currency basis, segment product revenues increased 5.9% compared to the prior year driven primarily by pricing actions. Volume was down 2.0% primarily due to the discontinuance of certain private label SKUs at the beginning of the year. Excluding the impact of this SKU rationalization, Branded CPG volume was essentially flat versus the prior year quarter.

Operating income was $5.5 million in the third quarter of 2022 compared to $10.1 million for the same period in the prior year. The decrease was driven by costs associated with the Company’s supply chain reinvention project, the impact of cost inflation, and an unfavorable impact from a stronger US dollar, partially offset by strong pricing growth.

Flavors & Ingredients Segment

Flavors & Ingredients segment product revenues increased 13.9% to $29.9 million for the third quarter of 2022, compared to $26.2 million for the same period in the prior year. On a constant currency basis, segment product revenues increased 16.9% compared to the prior year primarily due to strong volume growth of 12.3% driven by growth in licorice extracts and pure derivatives resulting from the Company’s commercial expansion and innovation efforts and 4.6% growth from pricing actions.

Operating income was $7.3 million in the third quarter of 2022, compared to $9.5 million in the prior year period. The decrease was primarily due to $2.8 million of favorable non-cash purchase accounting adjustments related to inventory revaluations in the prior year period that did not re-occur in the current quarter.

Corporate

Corporate expenses for the third quarter of 2022 were $6.0 million, compared to $6.1 million of expenses in the prior year period.

YEAR-TO-DATE 2022 HIGHLIGHTS

The Company’s reported consolidated financials reflect the completed acquisition of Wholesome on February 5, 2021, from that date. Proforma comparisons include the impact of this acquisition for both the current and prior year periods.

•	Consolidated product revenues were $399.4 million, an increase of 10.6% on a reported basis, as compared to the nine months ended September 30, 2021. On a proforma basis, organic constant currency product revenue increased 7.2% compared to the prior year period.

•	Consolidated operating income was $21.6 million compared to $16.4 million in the prior year period.

•	Consolidated Adjusted EBITDA decreased $2.6 million, or 4.2%, to $59.0 million primarily due to $3.0 million of unfavorable foreign currency.

Balance Sheet

As of September 30, 2022, the Company had cash and cash equivalents of $20.8 million and $435.7 million of long-term debt, net of unamortized debt issuance costs. The Company increased its borrowings under the revolving credit facility in 2022 to fund a portion of the Wholesome earnout payment in the first quarter. At September 30, 2022, there was $79 million drawn on its $125 million revolving credit facility.

Cash used in operating activities was $17.3 million for the nine months ended September 30, 2022. Cash used in operating activities is primarily due to increased investment in net working capital including increased inventory balances influenced by cost inflation, higher levels of safety stock to enable improved customer service levels and timing. The Company expects to realize a sequential improvement in cash from operating activities beginning with the fourth quarter of 2022.

Outlook

The Company is updating its outlook for the full year 2022 and is narrowing its range of expectations for net product revenues toward the higher end of its previously stated range and lowering its expectations for Adjusted EBITDA primarily due to on-going foreign currency and cost inflation impacts. The outlook includes expectations for growth on a proforma organic basis. The Company defines proforma organic growth to be as if the Company owned Wholesome for the full year 2021. The Company’s 2022 outlook is as follows:

•	Net Product Revenues: $535 million to $545 million (representing reported growth of 8% to 10%, and proforma organic growth of 4% to 6%) which includes foreign currency headwind of approximately $15 million

•	Adjusted EBITDA: $79 million to $81 million, which includes foreign currency headwind of approximately $5 million

•	Capital Expenditures: Approximately $10 million

Outlook is provided in the context of greater than usual volatility as a result of current geo-political events, the on-going COVID-19 pandemic, inflationary environment and the strengthening U.S. dollar.

Conference Call Details

The Company will host a conference call and webcast to review its third quarter results today, November 9, 2022, at 8:30 am ET. The conference call can be accessed live over the phone by dialing (877) 300-8521 or for international callers by dialing (412) 317-6026. A replay of the call will be available until November 23, 2022, by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 10172405.

The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at investor.wholeearthbrands.com. An archived replay of the webcast will also be available shortly after the live event has concluded.

About Whole Earth Brands

Whole Earth Brands is a global food company enabling healthier lifestyles and providing access to premium plant-based sweeteners, flavor enhancers and other foods through our diverse portfolio of trusted brands and delicious products, including Whole Earth Sweetener®, Wholesome®, Swerve®, Pure Via®, Equal® and Canderel®. With food playing a central role in people’s health and wellness, Whole Earth Brands’ innovative product pipeline addresses the growing consumer demand for more dietary options, baking ingredients and taste profiles. Our world-class global distribution network is the largest provider of plant-based sweeteners in more than 100 countries with a vision to expand our portfolio to responsibly meet local preferences. We are committed to helping people enjoy life’s everyday moments and the celebrations that bring us together. For more information on how we “Open a World of Goodness®,” please visit www.WholeEarthBrands.com.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Whole Earth Brands, Inc. and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements may be accompanied by words such as “achieve,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “grow,” “improve,” “increase,” “intend,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or similar words, phrases or expressions. Examples of forward-looking statements include, but are not limited to, the statements made by Messrs. Simon and Manzone, and our 2022 guidance. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to achieve the anticipated benefits of the integration of Wholesome and Swerve in a timely manner or at all; the ongoing conflict in Ukraine and related economic disruptions and new governmental regulations on our business, including but not limited to the potential impact on our sales, operations and supply chain; adverse changes in the global or regional general business, political and economic conditions, including the impact of continuing uncertainty and instability in certain countries, that could affect our global markets and the potential adverse economic impact and related uncertainty caused by these items; the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, and the extent of the impact of the COVID-19 pandemic on overall demand for the Company’s products; local, regional, national, and international economic conditions that have deteriorated as a result of the COVID-19 pandemic, including the risks of a global recession or a recession in one or more of the Company’s key markets, and the impact they may have on the Company and its customers and management’s assessment of that impact; extensive and evolving government regulations that impact the way the Company operates; the impact of the COVID-19 pandemic on the Company’s suppliers, including disruptions and inefficiencies in the supply chain; and the Company’s ability to offset rising costs through pricing and productivity effectively

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These statements are subject to the risks and uncertainties indicated from time to time in the documents the Company files (or furnishes) with the U.S. Securities and Exchange Commission.

You are cautioned not to place undue reliance upon any forward-looking statements, which are based only on information currently available to the Company and speak only as of the date made. The Company undertakes no commitment to publicly update or revise the forward-looking statements, whether written or oral that may be made from time to time, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations Contact:

Whole Earth Brands

312-840-5001

investor@wholeearthbrands.com

ICR

Jeff Sonnek

646-277-1263

jeff.sonnek@icrinc.com

Whole Earth Brands, Inc.

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the Company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the Company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. The Company also believes that presenting these measures allows investors to view its performance using the same measures that the Company uses in evaluating its financial and business performance and trends. The Company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: constant currency adjustments, intangible asset non-cash impairments, purchase accounting charges, transaction-related costs, long-term incentive expense, non-cash pension expenses, severance and related expenses associated with productivity initiatives, public company readiness, M&A transaction expenses, supply chain reinvention costs and other one-time items affecting comparability of operating results. See below for a description of adjustments to the Company’s U.S. GAAP financial measures included herein. Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the Company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The Company’s non-GAAP financial measures and corresponding metrics reflect how the Company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the Company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the Company’s current or future presentation of non-GAAP operating results, the Company removes these items from its non-GAAP definitions.

The following is a list of non-GAAP financial measures which the Company has discussed or expects to discuss in the future:

•	Constant Currency Presentation: We evaluate our product revenue results on both a reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our product revenue results, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency product revenue results using the prior period exchange rates and comparing these adjusted amounts to our prior period reported product revenues.

•	Adjusted EBITDA: We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, as well as certain other items that arise outside of the ordinary course of our continuing operations specifically described below:

o	Asset impairment charges: We exclude the impact of charges related to the impairment of goodwill and other long-lived intangible assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the company.

o	Purchase accounting adjustments: We exclude the impact of purchase accounting adjustments, including the revaluation of inventory at the time of the business combination. These adjustments are non-cash and we believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Transaction-related expenses: We exclude transaction-related expenses including transaction bonuses that were paid for by the seller of the businesses acquired by the Company on June 25, 2020. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Long-term incentive plan: We exclude the impact of costs relating to the long-term incentive plan. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Non-cash pension expenses: We exclude non-cash pension expenses/credits related to closed, defined pension programs of the Company. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Severance and related expenses: We exclude employee severance and associated expenses related to roles that have been eliminated or reduced in scope as a productivity measure taken by the Company. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Public company readiness: We exclude non-recurring organization and consulting costs incurred to establish required public company capabilities. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Restructuring: To measure operating performance, we exclude restructuring costs. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	M&A transaction expenses: We exclude expenses directly related to the acquisition of businesses after the business combination on June 25, 2020. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Supply chain reinvention: To measure operating performance, we exclude certain one-time and other costs associated with reorganizing our North America Branded CPG operations and facilities in connection with our supply chain reinvention program, which will drive long-term productivity and cost savings. These costs include incremental expenses such as hiring, training and other temporary costs primarily related to taking control over production that was previously outsourced to a contract manufacturer. We believe that the adjustments of these items allows for more meaningful comparability of our operating results.

o	Other items: To measure operating performance, we exclude certain expenses and include certain gains that we believe are not operational in nature. We believe the exclusion or inclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of product revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

The Company cannot reconcile its expected Adjusted EBITDA to Net Income under “Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted. These items include, but are not limited to, stock-based compensation expense and acquisition-related charges. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period.

Adjusted Gross Profit Margin: We define Adjusted Gross Profit Margin as Gross Profit excluding all cash and non-cash adjustments impacting Cost of Goods Sold, included in the Adjusted EBITDA reconciliation, as a percentage of Product Revenues, net. Such adjustments include: depreciation, purchase accounting adjustments, long-term incentives and other items adjusted by management to better understand our financial results.

Whole Earth Brands, Inc.
Condensed Consolidated Balance Sheets
(In thousands of dollars, except for share and per share data)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$20,846	$28,296
Accounts receivable (net of allowances of $1,815 and $1,285, respectively)	69,420	69,590
Inventories	228,830	212,930
Prepaid expenses and other current assets	11,849	7,585
Total current assets	330,945	318,401

Property, Plant and Equipment, net	55,900	58,503

Other Assets
Operating lease right-of-use assets	20,781	26,444
Goodwill	233,578	242,661
Other intangible assets, net	245,809	266,939
Deferred tax assets, net	3,964	1,993
Other assets	9,346	7,638
Total Assets	$900,323	$922,579

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$50,872	$55,182
Accrued expenses and other current liabilities	26,978	30,733
Contingent consideration payable	—	54,113
Current portion of operating lease liabilities	8,338	7,950
Current portion of long-term debt	3,750	3,750
Total current liabilities	89,938	151,728
Non-Current Liabilities
Long-term debt	435,741	383,484
Warrant liabilities	208	2,053
Deferred tax liabilities, net	30,351	35,090
Operating lease liabilities, less current portion	15,841	22,575
Other liabilities	13,191	13,778
Total Liabilities	585,270	608,708
Commitments and Contingencies	—	—
Stockholders’ Equity
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 220,000,000 shares authorized; 41,977,814 and 38,871,646 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	4	4
Additional paid-in capital	360,826	330,616
Accumulated deficit	(24,905)	(26,436)
Accumulated other comprehensive income (loss)	(20,872)	9,687
Total stockholders’ equity	315,053	313,871
Total Liabilities and Stockholders’ Equity	$900,323	$922,579

Whole Earth Brands, Inc.
Condensed Consolidated Statements of Operations
(In thousands of dollars, except for share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Product revenues, net	$135,280	$128,941	$399,375	$361,259
Cost of goods sold	100,263	85,912	287,486	241,224
Gross profit	35,017	43,029	111,889	120,035

Selling, general and administrative expenses	23,566	24,838	76,314	85,573
Amortization of intangible assets	4,629	4,675	13,998	13,532
Restructuring and other expenses	—	—	—	4,503

Operating income	6,822	13,516	21,577	16,427

Change in fair value of warrant liabilities	186	2,178	1,240	(425)
Interest expense, net	(8,214)	(6,553)	(20,674)	(18,027)
Loss on extinguishment and debt transaction costs	—	—	—	(5,513)
Other income (expense), net	92	(780)	2,745	(280)
(Loss) income before income taxes	(1,114)	8,361	4,888	(7,818)
Provision (benefit) for income taxes	1,407	(445)	3,357	(8,294)
Net (loss) income	$(2,521)	$8,806	$1,531	$476

Net (loss) earnings per share:
Basic	$(0.06)	$0.23	$0.04	$0.01
Diluted	$(0.06)	$0.17	$0.04	$0.01

Whole Earth Brands, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands of dollars)
(Unaudited)

	Nine Months Ended
	September 30, 2022	September 30, 2021
Operating activities
Net income	$1,531	$476
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Stock-based compensation	4,957	7,191
Depreciation	4,324	3,230
Amortization of intangible assets	13,998	13,532
Deferred income taxes	(4,586)	2,210
Amortization of inventory fair value adjustments	(2,537)	(882)
Non-cash loss on extinguishment of debt	—	4,435
Change in fair value of warrant liabilities	(1,240)	425
Changes in current assets and liabilities:
Accounts receivable	(3,746)	(2,452)
Inventories	(20,926)	(4,200)
Prepaid expenses and other current assets	(1,972)	(894)
Accounts payable, accrued liabilities and income taxes	(5,196)	(16,706)
Other, net	(1,871)	190
Net cash (used in) provided by operating activities	(17,264)	6,555

Investing activities
Capital expenditures	(6,947)	(7,076)
Acquisitions, net of cash acquired	—	(190,231)
Proceeds from the sale of fixed assets	50	4,257
Net cash used in investing activities	(6,897)	(193,050)

Financing activities
Proceeds from revolving credit facility	54,000	25,000
Repayments of revolving credit facility	—	(47,855)
Long-term borrowings	—	375,000
Repayments of long-term borrowings	(2,812)	(138,376)
Debt issuance costs	(682)	(11,589)
Payment of contingent consideration	(29,108)	—
Proceeds from sale of common stock and warrants	—	1
Tax withholdings related to net share settlements of stock awards	(874)	(115)
Net cash provided by financing activities	20,524	202,066

Effect of exchange rate changes on cash and cash equivalents	(3,813)	1,110
Net change in cash and cash equivalents	(7,450)	16,681
Cash and cash equivalents, beginning of period	28,296	16,898
Cash and cash equivalents, end of period	$20,846	$33,579

Supplemental disclosure of cash flow information
Interest paid	$19,161	$15,627
Taxes paid, net of refunds	$7,510	$3,999
Supplemental disclosure of non-cash investing
Non-cash capital expenditures	$—	$3,796

Whole Earth Brands, Inc.

Adjusted EBITDA Reconciliation

(In thousands of dollars)

(Unaudited)

	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2022	Nine Months Ended September 30, 2021
Product revenues, net	$135,280	$128,941	$399,375	$361,259
Net (loss) income	$(2,521)	$8,806	$1,531	$476
Provision (benefit) for income taxes	1,407	(445)	3,357	(8,294)
Other (income) expense, net	(92)	780	(2,745)	280
Loss on extinguishment and debt transaction costs	-	-	-	5,513
Interest expense, net	8,214	6,553	20,674	18,027
Change in fair value of warrant liabilities	(186)	(2,178)	(1,240)	425
Operating income	6,822	13,516	21,577	16,427
Depreciation	1,408	1,110	4,324	3,230
Amortization of intangible assets	4,629	4,675	13,998	13,532
Purchase accounting adjustments	-	(2,608)	(2,537)	(882)
Transaction related expenses	-	-	-	415
Long term incentive plan	1,743	2,711	4,957	7,729
Severance and related expenses	783	-	1,047	-
Non-cash pension expense	10	-	30	-
Public company readiness	-	555	-	2,358
Restructuring	-	-	-	4,503
M&A transaction expenses	30	495	723	10,437
Supply chain reinvention	5,354	1,072	13,334	1,763
Other items	737	600	1,527	2,062
Adjusted EBITDA	$21,517	$22,127	$58,980	$61,574

Whole Earth Brands, Inc.

Constant Currency Product Revenues, Net Reconciliation

(In thousands of dollars)

	Three Months Ended September 30,

			$ change			% change
Product revenues, net	2022	2021	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$105,373	$102,693	$2,680	$5,983	$(3,303)	2.6%	5.9%	-3.2%
Flavors & Ingredients	29,907	26,248	3,659	4,434	(775)	13.9%	16.9%	-3.0%
Combined	$135,280	$128,941	$6,339	$10,417	$(4,078)	4.9%	8.1%	-3.2%

	Nine Months Ended September 30,

			$ change			% change
Product revenues, net	2022	2021	Reported	Constant Dollar	Foreign Exchange (2)	Reported	Constant Dollar	Foreign Exchange
Branded CPG	$313,207	$283,585	$29,622	$37,740	$(8,118)	10.4%	13.3%	-2.9%
Flavors & Ingredients	86,168	77,674	8,494	10,098	(1,604)	10.9%	13.0%	-2.1%
Combined	$399,375	$361,259	$38,116	$47,838	$(9,722)	10.6%	13.2%	-2.7%

Proforma Organic(1)
Branded CPG	$313,207	$303,959	$9,248	$17,366	$(8,118)	3.0%	5.7%	-2.7%
Flavors & Ingredients	86,168	77,674	8,494	10,098	(1,604)	10.9%	13.0%	-2.1%
Combined	$399,375	$381,633	$17,742	$27,464	$(9,722)	4.6%	7.2%	-2.5%

(1) Product revenues, net shown on a like for like basis, including the impact of both acquisitions for all periods in both the current and prior year periods.

(2) The "foreign exchange" amounts presented, reflect the estimated impact from fluctuations in foreign currency exchange rates on product revenues.

Whole Earth Brands, Inc.

GAAP to Adjusted EBITDA Reconciliation

(In thousands of dollars)

	Three Months Ended September 30, 2022				Three Months Ended September 30, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$ 135,280	$ -	$ -	$ 135,280	$ 128,941	$ -	$ -	$ 128,941	$ 6,339	4.9%
Cost of goods sold	100,263	(1,635)	(5,070)	93,558	85,912	1,255	(1,597)	85,571	7,987	9.3%
Gross profit	35,017	1,635	5,070	41,722	43,029	(1,255)	1,597	43,370	(1,648)	(3.8%)
Gross profit margin %	25.9%			30.8%	33.4%			33.6%		(2.8%)
Selling, general and administrative expenses	23,566	(2,253)	(1,107)	20,206	24,838	(2,543)	(1,051)	21,244	(1,038)	(4.9%)
Amortization of intangible assets	4,629	(4,629)	-	-	4,675	(4,675)	-	-	-	-
Restructuring and other non-recurring expenses	-	-	-	-	-	-	-	-	-	-
Operating income	$ 6,822	$ 8,517	$ 6,178	$ 21,517	$ 13,516	$ 5,963	$ 2,647	$ 22,127	$ (610)	(2.8%)
Operating margin %	5.0%			15.9%	10.5%			17.2%		(1.3%)

	Nine Months Ended September 30, 2022				Nine Months Ended September 30, 2021
	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	GAAP	Non-cash adj.	Cash adj.	Adjusted EBITDA	$ Change	% Change
Product revenues, net	$ 399,375	$ -	$ -	$ 399,375	$ 361,259	$ -	$ -	$ 361,259	$ 38,116	10.6%
Cost of goods sold	287,486	(3,132)	(12,190)	272,164	241,224	(2,518)	(2,878)	235,827	36,337	15.4%
Gross profit	111,889	3,132	12,190	127,211	120,035	2,518	2,878	125,432	1,779	1.4%
Gross profit margin %	28.0%			31.9%	33.2%			34.7%		(2.9%)
Selling, general and administrative expenses	76,314	(5,892)	(2,191)	68,231	85,573	(9,058)	(12,657)	63,858	4,373	6.8%
Amortization of intangible assets	13,998	(13,998)	-	-	13,532	(13,532)	-	-	-	-
Restructuring and other non-recurring expenses	-	-	-	-	4,503	(358)	(4,145)	-	-	-
Operating income	$ 21,577	$ 23,022	$ 14,381	$ 58,980	$ 16,427	$ 25,466	$ 19,681	$ 61,574	$ (2,594)	(4.2%)
Operating margin %	5.4%			14.8%	4.5%			17.0%		(2.3%)

Whole Earth Brands, Inc.

Adjustments to Operating Income by Income Statement Line and Nature

(In thousands of dollars)

	Three Months Ended September 30, 2022					Three Months Ended September 30, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Restructuring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Restructuring	Operating Income
Depreciation	$ 1,222	$ 186	$ -	$ -	$ 1,408	$ 925	$ 185	$ -	$ -	$ 1,110
Amortization of intangible assets	-	-	4,629	-	4,629	-	-	4,675	-	4,675
Restructuring	-	-	-	-	-	-	-	-	-	-
Non-cash pension expense	-	10	-	-	10	-	-	-	-	-
Long term incentive plan	(121)	1,865	-	-	1,743	375	2,336	-	-	2,711
Purchase accounting costs	-	-	-	-	-	(2,608)	-	-	-	(2,608)
Supply chain reinvention	-	-	-	-	-	-	-	-	-	-
Other items	534	192	-	-	726	53	22	-	-	75
Total non-cash adjustments	$ 1,635	$ 2,253	$ 4,629	$ -	$ 8,517	$ (1,255)	$ 2,543	$ 4,675	$ -	$ 5,963
Cash adjustments
Restructuring	-	-	-	-	-	-	-	-	-	-
Long term incentive plan	-	-	-	-	-	-	-	-	-	-
Transaction related expenses	-	-	-	-	-	-	-	-	-	-
Severance and related expenses	102	681	-	-	783	-	-	-	-	-
Public company readiness	-	-	-	-	-	-	555	-	-	555
M&A transaction expenses	-	30	-	-	30	-	495	-	-	495
Supply chain reinvention	4,969	385	-	-	5,354	1,072	-	-	-	1,072
Other items	-	11	-	-	11	525	-	-	-	525
Total cash adjustments	$ 5,070	$ 1,107	$ -	$ -	$ 6,178	$ 1,597	$ 1,051	$ -	$ -	$ 2,647
Total adjustments	$ 6,705	$ 3,360	$ 4,629	$ -	$ 14,695	$ 341	$ 3,594	$ 4,675	$ -	$ 8,611

	Nine Months Ended September 30, 2022					Nine Months Ended September 30, 2021
Non-Cash adjustments	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Restructuring	Operating Income	Cost of Goods Sold	SG&A	Amort. Of Intangibles	Restructuring	Operating Income
Depreciation	$ 3,711	$ 613	$ -	$ -	$ 4,324	$ 2,985	$ 245	$ -	$ -	$ 3,230
Amortization of intangible assets	-	-	13,998	-	13,998	-	-	13,532	-	13,532
Restructuring	-	-	-	-	-	-	-	-	358	358
Non-cash pension expense	-	30	-	-	30	-	-	-	-	-
Long term incentive plan	163	4,795	-	-	4,958	274	7,551	-	-	7,826
Purchase accounting costs	(2,537)	-	-	-	(2,537)	(882)	-	-	-	(882)
Supply chain reinvention	772	-	-	-	772	-	-	-	-	-
Other items	1,024	453	-	-	1,477	141	1,262	-	-	1,403
Total non-cash adjustments	$ 3,132	$ 5,892	$ 13,998	$ -	$ 23,022	$ 2,518	$ 9,058	$ 13,532	$ 358	$ 25,466
Cash adjustments
Restructuring	-	-	-	-	-	-	-	-	4,145	4,145
Long term incentive plan	-	-	-	-	-	(22)	(75)	-	-	(97)
Transaction related expenses	-	-	-	-	-	-	415	-	-	415
Severance and related expenses	102	945	-	-	1,047	-	-	-	-	-
Public company readiness	-	-	-	-	-	-	2,358	-	-	2,358
M&A transaction expenses	-	723	-	-	723	-	10,437	-	-	10,437
Supply chain reinvention	12,088	473	-	-	12,562	1,763	-	-	-	1,763
Other items	-	50	-	-	50	1,137	(477)	-	-	660
Total cash adjustments	$ 12,190	$ 2,191	$ -	$ -	$ 14,381	$ 2,878	$ 12,657	$ -	$ 4,145	$ 19,681
Total adjustments	$ 15,322	$ 8,083	$ 13,998	$ -	$ 37,403	$ 5,397	$ 21,715	$ 13,532	$ 4,503	$ 45,147

Non-cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are non-cash in nature.

Cash adjustments: The Adjusted EBITDA reconciliation includes certain transactions that are one-off, non-recurring in nature, but have been or will be settled in cash.